Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	Lippert/Heilshorn & Associates
Philip Fain	Jody Burfening
(315) 332-7100	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y. – May 2, 2013 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating profit from continuing operations of $0.4 million on revenue of $21.0 million for the quarter ended March 31, 2013.  For the first quarter of 2012, the company reported an operating loss from continuing operations of $1.3 million on revenue of $27.5 million.

“Through solid execution in the face of ongoing softness in our Battery & Energy Products business, we delivered our third consecutive profitable quarter, consistent with our internal expectations, and reversed last year’s operating loss,” said Michael D. Popielec, Ultralife’s president and chief executive officer.   “Despite the budget pressures confronted by our U.S. government/defense customers, our plans to diversify our revenue by driving international and commercial opportunities are proceeding, and we are still planning for modest revenue gains in our Battery & Energy Products business in 2013. Revenue for our Communications Systems business grew by 7% and we expect year-over-year growth to continue throughout 2013 based on our opportunity funnel and anticipated timing of pending projects.  As a result, with an efficient and profitable business model and strong cash generation, we remain well positioned to realize operating leverage gains on revenue growth during 2013.”

First Quarter 2013 Financial Results

Discontinued operations for the first quarter of 2013 include the final settlement of our obligation to return our former UK facility back to its original condition per a previous contractual commitment.  For the first quarter of 2012 discontinued operations include the operating results of RedBlack which was sold in the third quarter of 2012.  All revenue, gross margin and operating expense amounts presented below represent results from continuing operations.

Revenue was $21.0 million, compared to $27.5 million for the first quarter of 2012, a 24% decline, reflecting an increase of $0.5 million in Communications Systems sales offset by a $7.0 million decrease in Battery & Energy Products sales.  As a result of continued new business development, the mix of sales from international customers increased to 46% from 37% for the first quarter last year. Battery & Energy Products sales were $13.1 million, compared to $20.1 million last year, a 35% decline, reflecting for the most part the continued slowdown in U.S. government and defense order rate for rechargeable and non-rechargeable batteries and charger systems.  Communications Systems sales were $8.0 million, compared to $7.4 million for the same period last year, an increase of 7%, reflecting the fulfillment of large orders for amplifiers from international defense customers and continued demand for amplifiers from the U.S. government.

Gross profit was $6.4 million, or 30.3% of revenue, compared to $6.6 million, or 24.0% of revenue, for the same quarter a year ago. The 630 basis point increase reflected productivity gains in both businesses and a higher mix of Communications Systems sales. Battery & Energy Products’ gross margin was 23.7%, compared to 19.6% last year, an increase of 410 basis points due to productivity improvements resulting from our lean processes and improved 9-volt margins which partially offset lower overhead absorption on volume declines. Communications Systems’ gross margin was 41.2%, an increase of 550 basis points over the 35.7% gross margin reported last year, which resulted from higher volumes and productivity improvements.

Operating expenses decreased by 24% to $6.0 million, compared to $7.9 million a year ago, reflecting across-the-board actions taken to align spending with revenue.  As a result, operating expenses were 28.6% of revenue, compared to 28.7% for the year earlier period.

The combination of higher gross margin and essentially flat operating expenses as a percentage of revenue resulted in a $1.7 million improvement in operating income to $0.4 million, compared to an operating loss of $1.3 million last year, despite lower revenue.  Operating margin for the first quarter of 2013 was 1.8%.

Net income from continuing operations was $0.2 million, or $0.01 per share, compared to a net loss of $1.4 million, or $0.08 per share, for the first quarter of 2012.  Net income from discontinued operations was $0.3 million, or $0.02 per share, for the first quarter of 2013 versus a net loss of $.1 million, or $0.01 per share, for the first quarter of 2012.

Outlook

Management reiterated its outlook for 2013 and continues to expect low- to mid-single digit revenue growth reflecting strong growth in Communications Systems sales and modest gains in the Battery & Energy Products business, despite continued constraints on U.S. government spending.  Based on this outlook for revenue growth, ongoing productivity improvements and plans to continue prudently investing in new product development, management expects to increase operating profitability for the year and to generate a mid-single digit operating margin.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet in the Events & Presentations section of the company’s website at http://investor.ultralifecorporation.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include:  potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	March 31,	December 31,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$8,908	$10,078
Trade accounts receivable, net	17,280	20,913
Inventories	28,281	30,370
Prepaid expenses and other current assets	2,570	2,461
Total current assets	57,039	63,822

Property and equipment	11,778	12,415

Other assets:
Goodwill, intangible and other assets	23,425	21,481

Total Assets	$92,242	$97,718

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$-	$-
Accounts payable	8,710	11,357
Other current liabilities	5,072	8,535
Total current liabilities	13,782	19,892

Long-term liabilities:
Other long-term liabilities	4,506	4,370

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,886	1,886
Capital in excess of par value	173,993	173,791
Accumulated other comprehensive loss	(747)	(620)
Accumulated deficit	(93,449)	(93,878)
	81,683	81,179
Less -- Treasury stock, at cost	7,658	7,658
Total Ultralife equity	74,025	73,521
Noncontrolling interest	(71)	(65)
Total shareholders' equity	73,954	73,456

Total Liabilities and Shareholders' Equity	$92,242	$97,718

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended

	March 31,	April 1,
	2013	2012

Revenues:
Battery & energy products	$13,053	$20,082
Communications systems	7,966	7,419
Total revenues	21,019	27,501

Cost of products sold:
Battery & energy products	9,953	16,139
Communications systems	4,687	4,769
Total cost of products sold	14,640	20,908

Gross profit	6,379	6,593

Operating expenses:
Research and development	1,369	2,139
Selling, general, and administrative	4,635	5,743
Total operating expenses	6,004	7,882

Operating income (loss)	375	(1,289)

Other income (expense):
Interest income	2	1
Interest expense	(90)	(104)
Miscellaneous	(25)	52
Income (loss) from continuing operations before income taxes	262	(1,340)

Income tax provision-current	38	79
Income tax provision-deferred	60	12
Total income taxes	98	91

Net income (loss) from continuing operations	164	(1,431)

Discontinued operations:
Income (loss) from discontinued operations, net of tax	264	(71)

Net income (loss)	428	(1,502)

Net (income) loss attributable to noncontrolling interest	6	-

Net income (loss) attributable to Ultralife	$434	$(1,502)

Other comprehensive income (loss):
Foreign currency translation adjustments	(127)	148

Comprehensive income (loss) attributable to Ultralife	$307	$(1,354)

Net income (loss) attributable to Ultralife common shareholders - basic
Continuing operations	$0.01	$(0.08)
Discontinued operations	$0.02	$(0.01)
Total	$0.02	$(0.09)
Net income (loss) attributable to Ultralife common shareholders - diluted
Continuing operations	$0.01	$(0.08)
Discontinued operations	$0.02	$(0.01)
Total	$0.02	$(0.09)

Weighted average shares outstanding - basic	17,457	17,358
Weighted average shares outstanding - diluted	17,478	17,358